UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 7, 2010

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

The following supplemental information is being provided as a result of discussions with a major proxy voting advisory services company.

El Paso Electric Company (“EPE” or the “Company”) recently mailed its Proxy Statement for the Annual Meeting of Shareholders to be held on May 26, 2010. The Board found that both the Company’s CEO and one non-management director, Ms. Holland-Branch, did not meet the independence criteria of the NYSE. It was disclosed that Ms. Holland-Branch’s firm, Facilities Connection (“FC”), had provided services to EPE during 2009, but the amount of such services, which were less than 2% of FC’s revenues, was not disclosed. The amount of such services was approximately $196,000 and FC has performed these services for the Company pursuant to a competitive procurement process continuously since at least 5 years before Ms. Holland-Branch joined the Board.

The Proxy Statement also reported that EPE had paid $1.1 million for IT services to a company, Varay, Inc., whose president is Ms. Holland-Branch’s son. This exceeds 2% of Varay’s gross revenues. EPE’s actual relationship is with a professional who installed an optics communications system for the Company in 1995, which preceded Ms. Holland-Branch joining the Board, and prior to Holland-Branch’s son becoming associated with Varay. The Company hired this individual because his knowledge of the Company’s system permitted him to do the work most economically and not because of the current association with Ms. Holland-Branch’s son.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

By:	/s/ MARY E. KIPP
Name:	Mary E. Kipp
Title:	Vice President – Legal and Chief Compliance Officer

Dated: May 7, 2010

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